Exhibit 99.1

News from Xerox
Public Relations Office:	FOR IMMEDIATE RELEASE

800 Long Ridge Road Stamford, CT 06904 203-968-4644

XEROX TO ACQUIRE AMICI LLC;

$174 MILLION ACQUISITION EXPANDS DOCUMENT MANAGEMENT OFFERINGS

FOR GROWING E-DISCOVERY MARKET

STAMFORD, Conn., June 14, 2006 – To expand its document management services business, Xerox Corporation (NYSE: XRX) today announced that it has agreed to acquire privately-held Amici LLC for $174 million. Amici is a leading provider of electronic-discovery (e-discovery) services, primarily supporting litigation and regulatory compliance.

E-discovery is the identification, filtering, production and storage of relevant data from paper or electronic documents, like e-mail, text files, memos, databases, presentations and spreadsheets. Projected to grow at an annual compounded rate of close to 40 percent, e-discovery services could be a nearly $2.5 billion market in the U.S. by 2009, according to IDC.

Amici, based in Albany, N.Y., provides comprehensive litigation discovery management services, including the conversion, hosting and production of electronic and hardcopy documents. The company also provides consulting and professional services to assist attorneys in the discovery process.

“Xerox’s financial strength gives us the flexibility to pursue attractive growth opportunities by integrating our document technology and services with the specialized skills of a company like Amici,” said Anne M. Mulcahy, Xerox chairman and chief executive officer. “Through our acquisition strategy, we’re identifying successful companies in niche markets that share our commitment to innovation, personalized service, and document management offerings that help people work smarter, faster and better. Amici brings all these strengths to our company and, along with Xerox’s litigation

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support services, will bring all these benefits to our clients — positioning Xerox as a leader in this burgeoning market.”

Amici’s services include collecting, organizing, storing and producing massive amounts of e-discovery documents, all of which can be shared by various parties using Amici’s secure Web-based hosting system. The company’s technology and services improve collaboration among law firms, experts, corporate legal counsels, clients and other approved users of the customized Web site, which allows users to search, retrieve and research documents applicable to depositions and trials.

According to Gartner Inc., this year alone, an estimated three-quarters of all global companies will be involved in regulatory or legal action that requires a systematic approach to legal discovery*. Gartner also believes that, through the year 2010, companies that have not adopted formal e-discovery processes will spend nearly twice as much on gathering and producing documents as they will on legal services.

“Amici’s competitive advantage is the speed, flexibility and quality of its technology as well as the talent and commitment of its workforce,” said Tom Dolan, president, Xerox Global Services, noting Amici’s cadre of highly trained network and database specialists and litigation professionals with experience in complex matters. “The combination of Amici’s talent and technology with Xerox’s other litigation and records management services will help us meet our clients’ expanding needs for litigation, risk and compliance management.”

Amici was founded in 2002 and currently employs about 125 people, most of who are based at the company’s headquarters in Albany. Upon completion of the acquisition, the vast majority of Amici employees are expected to join Xerox Corporation including Amici’s current president and CEO, Craig Freeman. He will remain head of the organization, reporting to John Kelly, senior vice president and chief operating officer of Xerox Global Services.

Xerox’s all-cash purchase of Amici also includes a performance-based supplement to the sale price. The acquisition is expected to close in the next 30 days, subject to receipt of regulatory approvals and customary closing conditions.

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Media Contacts:

Christa Carone, Xerox Corporation, 203-968-4644, christa.carone@xerox.com

Carl Langsenkamp, Xerox Corporation, 585-423-5782, carl.langsenkamp@xerox.com

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NOTE TO EDITORS: This release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These statements reflect management’s current beliefs and expectations, and are subject to a number of factors that may cause actual results to differ materially. These factors include but are not limited to the outcome of litigation and regulatory proceedings to which we may be a party; actions of competitors; changes and developments affecting our industry; quarterly or cyclical variations in financial results; development of new products and services; interest rates and cost of borrowing; our ability to maintain and improve cost efficiency of operations; changes in foreign currency exchange rates; changes in economic conditions, political conditions, trade protection measures, licensing requirements and tax matters in the foreign countries in which we do business; reliance on third parties for manufacturing of products and provision of services; and other risks that are set forth in the “Risk Factors” section, the “Legal Proceedings” section, the “Management’s Discussion and Analysis of Results of Operations and Financial Condition” section and other sections of our 2005 Form 10-K and first-quarter 2006 Form 10-Q filed with the SEC. Additional information concerning these and other factors is included in the company’s 2005 Form 10-K and first-quarter 2006 Form 10-Q filed with the SEC. The company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

*	Gartner Inc. research report, The Costs and Risks of E-Discovery in Litigation, by John Bace and Debra Logan, December 2005.

For more information about Xerox, visit www.xerox.com. To receive its RSS news feed, visit www.xerox.com/news. For more information about Amici LLC, visit www.amicillc.com.

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